EXHIBIT 99.1

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American Express Elects Randal K. Quarles and Noel Wallace to Board of Directors

New York, July 23, 2025 -- American Express Company (NYSE: AXP) today announced that Randal K. Quarles and Noel Wallace have been elected to its Board of Directors, effective July 23, 2025. With these appointments, the American Express Board increases to 14 members.
Mr. Quarles has served as the Executive Chairman and Co-Founder of The Cynosure Group, a diversified investment firm, since 2022. He previously served as Vice Chairman for Supervision of the Board of Governors of the Federal Reserve System from 2017 to 2021, during which time he was also appointed Chair of the Financial Stability Board.
“We are honored to welcome Randy, who brings decades of financial services, public service, financial regulation and private equity experience, to our Board,” said Stephen J. Squeri, Chairman and Chief Executive Officer at American Express. “As a distinguished leader who helped shape the U.S. financial regulatory framework, as well as the global financial system, he will add invaluable perspectives to American Express.”
Mr. Wallace has served as the President and Chief Executive Officer of Colgate-Palmolive Company (Colgate-Palmolive), a worldwide consumer products company, since 2019 and Chairman of its Board of Directors since 2020, after being elected to the Board of Directors in 2019.
Mr. Squeri continued “Noel has extensive leadership experience driving the growth and transformation of large-scale business operations and global consumer brands. His international operational acumen, and in-depth branding and marketing expertise will be tremendous assets to support our company’s long runway for growth.”
Mr. Quarles will join the Board’s Nominating, Governance, and Public Responsibility Committee and Risk Committee. Mr. Wallace will join the Board’s Audit and Compliance Committee and Compensation and Benefits Committee.
Randal K. Quarles
Prior to his appointment to the Board of Governors of the Federal Reserve System, Mr. Quarles was Managing Partner of The Cynosure Group from its founding in 2013 to 2017, and a partner at The Carlyle Group, a global investment firm, from 2007 to 2013. Previously, he served as Under Secretary for Domestic Finance at the U.S. Department of the Treasury from 2005 to 2006, and Assistant Secretary of the Treasury for International Affairs from 2002 to 2005. During this tenure, Mr. Quarles was the Policy Chair of the Committee on Foreign Investment in the U.S. Earlier in his career, he was the U.S. Executive Director of the International Monetary Fund from 2001 to 2002; a Partner at the international law firm of Davis, Polk & Wardwell from 1993 to 2001; and Deputy Assistant Secretary of the Treasury for Financial Institutions and Special Assistant to the Secretary of the Treasury for Banking Legislation from 1991 to 1993.

Mr. Quarles currently serves on the Supervisory Board of Patomak Global Partners, LLC, a financial services consulting firm, and on the Boards of Directors of Intermountain Health, the largest hospital system in the Mountain West, and GSS UK Services Limited, a UK company providing compliance technology for financial firms. He received his Bachelor of Arts from Columbia University and his Juris Doctor from Yale University.
Noel Wallace
Mr. Wallace began his career at Colgate-Palmolive in 1987 and progressed through a series of senior management roles around the world, including President and Chief Operating Officer from 2018 to 2019, responsible for all of the operating units worldwide; Chief Operating Officer, Global Innovation & Growth and Hill’s Pet Nutrition from 2016 to 2018; President, Colgate Latin America from 2013 to 2016; President, Colgate North America and Global Sustainability from 2010 to 2013; and other management positions of increasing responsibility at Colgate-Palmolive.
Mr. Wallace previously served on the Board of Directors of Kellanova, formerly known as the Kellogg Company, from 2015 to 2018. He has been a member of the Board of Directors of The Consumer Goods Forum since 2019 and the Board of Trustees of New York Presbyterian Hospital since 2021. Mr. Wallace received his Bachelor of Business Administration from Texas A&M University.
ABOUT AMERICAN EXPRESS
American Express (NYSE: AXP) is a global payments and premium lifestyle brand powered by technology. Our colleagues around the world back our customers with differentiated products, services and experiences that enrich lives and build business success.
Founded in 1850 and headquartered in New York, American Express’ brand is built on trust, security, and service, and a rich history of delivering innovation and Membership value for our customers. With over a hundred million merchant locations across our global network, we seek to provide the world’s best customer experience every day to a broad range of consumers, small and medium-sized businesses, and large corporations.
For more information about American Express, visit americanexpress.com, americanexpress.com/en-us/newsroom/, and ir.americanexpress.com.
Source: American Express Company
Location: Global
Media:
Amanda Miller, Amanda.C.Miller@aexp.com, +1.408.219.0563
Deniz Yigin, Deniz.Yigin@aexp.com, +1.332.999.0836
Investors/Analysts:
Kartik Ramachandran, Kartik.Ramachandran@aexp.com, +1.212.640.5574
Amanda Blumstein, Amanda.Blumstein@aexp.com, +1.212.640.5574

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